UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2007

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The Company issued a press release on October 5, 2007, in which the Company indicated that it expects the Company’s third quarter 2007 diluted earnings per share will be slightly better than the Thomson/First Call mean estimate of $0.43 per diluted share. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

The information in this Item 2.02 and the press release attached as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangement, Named Executive Officer.

As further described in the press release attached hereto as Exhibit 99.1, on October 5, 2007, the Board of Directors of the Company appointed Mr. Patrick J. Dempsey, a Vice President of the Company, to the position of President, Barnes Distribution. In connection with this appointment, the Compensation and Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”) took the following actions:

1. Cash compensation

Salary: Effective October 5, 2007, Mr. Dempsey’s annual salary will be $405,000.

Bonus: In the event the award payable to Mr. Dempsey under the Performance-Linked Bonus Plan for Selected Executive Officers (“PLBP”) for calendar year 2008 as determined by the Compensation Committee in 2009 is less than the amount of his target award set by the Compensation Committee in 2008, the Company will pay him that difference.

Incentive Award: In addition to any amount that may be paid to Mr. Dempsey for 2008 under the PLBP, for calendar year 2008 Mr. Dempsey has the opportunity to earn a cash incentive award under the Barnes Group Inc. Stock and Incentive Award Plan (the “Plan”) if the specified target level of operating income for Barnes Distribution as a percentage of the net revenues for Barnes Distribution is met for calendar year 2008 as follows:

Cash Incentive Award	Target

$375,000	if operating income equals or exceeds 8 percent but is less than 10 per cent of net revenues

or

$500,000	if operating income equals or exceeds 10 percent of net revenues

This award is payable in 2009 and is contingent upon the determination by the Compensation Committee that the award has been earned and the performance goal met and on Mr. Dempsey’s continued employment with the Company until the Compensation Committee makes such determination. The earned incentive award is to be paid on or before March 15, 2009.

        Relocation: Subject to Mr. Dempsey relocating his residence to the Cleveland, Ohio area by October 5, 2008, Mr. Dempsey is eligible for payments and services provided under the Company’s relocation policy with the following enhancements:

Description	Enhancement

miscellaneous relocation expenses	$25,000, grossed up for taxes, payable on or about October 15, 2007, in lieu of an allowance of up to $10,000 provided for under the relocation policy

personal travel expenses	$25,000, grossed up for taxes, payable on or about October 15, 2007, in addition to any travel expenses that may be covered by the relocation policy

reimbursement of relocation, temporary housing and transportation expenses	the Company will pay the expenses incurred during the one-year period beginning October 5, 2007, in lieu of the 45-day period provided for under the relocation policy, such amounts to be grossed up for taxes

2. Long-Term Incentive Incentives.

On October 5, 2007, Mr. Dempsey was granted under the Plan a number of restricted stock unit awards equal to the whole number of shares of common stock of the Company that have a value nearest to $100,000 based on the value of a share of the Company’s common stock calculated using the mean of the highest and lowest sales price of a share of the Company’s common stock on the date of grant. The restricted stock units will vest one-third on each of the 30th, 42nd, and 54th month anniversaries of the grant date; provided, that upon a change in control of the Company, all of the restricted stock units shall vest. Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of the Company’s common stock equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the number of restricted stock units by the dividend per share paid on the common stock on each date on which a dividend is paid to the holders of common stock.

Item 7.01	Regulation FD Disclosure.

On October 5, 2007, the Company issued a press release announcing the appointment of Mr. Patrick J. Dempsey, a Vice President of the Company, to the position of President, Barnes Distribution. Prior to this appointment Mr. Dempsey held the position of President, Barnes Aerospace. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1.	Press Release issued October 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2007	BARNES GROUP INC.
(Registrant)

	By:	/s/ Signe S. Gates
Signe S. Gates
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release, dated October 5, 2007